Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252
FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. Declares
Increase in Annualized Distribution Rate
to $3.32 per Common Unit
Whippany, New Jersey, October 22, 2009 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that its Board of Supervisors declared the 23rd increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.825 to $0.83 per Common Unit for the three months ended September 26, 2009. The distribution equates to $3.32 per Common Unit annualized, an increase of $0.02 per Common Unit from the previous distribution rate, and a growth rate of 3.1% compared to the fourth quarter of fiscal 2009. The distribution at this increased rate is payable on November 10, 2009 to Common Unitholders of record as of November 3, 2009.
In announcing the increase in the distribution rate, President and Chief Executive Officer Michael J. Dunn, Jr., said, “We are extremely pleased to declare our 14th consecutive increase in our quarterly distribution, which equates to an annualized rate of $3.32 per Common Unit, representing more than 3% growth over the prior year fourth quarter. This latest increase, achieved in the midst of a most difficult economic environment, adds to our considerable list of successes in 2009.”
Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 850,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.
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